Exhbit 99-1

VSE Reports Financial Results for Second Quarter 2011
Wheeler Bros., Inc. Acquisition Supports Diversification Strategy

Alexandria, Virginia, July 28, 2011 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for its second quarter ended June 30, 2011.

Financial Results (Unaudited)
(in thousands, except per-share data and percentages)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Revenues	$158,546	$212,473	(25.4)%	$309,790	$440,649	(29.7)%
Operating income	$7,273	$9,953	(26.9)%	$14,182	$18,604	(23.8)%
Operating margin	4.6%	4.7%	Down 10 bp	4.6%	4.2%	Up 40 bp
Net income	$4,211	$6,103	(31.0)%	$8,383	$11,501	(27.1)%
Diluted EPS	$0.80	$1.18	(32.2)%	$1.60	$2.22	(27.9)%

 “With the acquisition of Wheeler Bros., Inc. (“WBI”) in June 2011, we believe VSE has progressed in its strategic efforts to position the company for improved profit margins, diversification of our product offerings, and  balance between the services we provide to DoD and other federal government customers, including the United State Postal Service,” said Maurice “Mo” Gauthier, VSE CEO. “We expect the acquisition of WBI to increase our revenues and profits, and give us an existing and well established supply chain management capability. WBI’s capabilities, when combined with our traditional services, present us with potential for revenue growth in supporting aging DoD vehicles, ships and aircraft assets. The likely delays in DoD new equipment purchases should serve to increase the demand for our core competency of extending the service life of these platforms. While federal budget constraints continue to affect the timeliness of awards and funding of existing contracts in our markets, WBI’s business is substantially less affected by these constraints.”

Revenues were $159 million for the second quarter of 2011 compared to $212 million in the second quarter of 2010. For the first six months, revenues were $310 million in 2011 compared to $441 million in 2010. The primary reason for the decreases in revenues is a decrease in the “pass-through” work performed by our subcontractors due to the expiration of delivery orders on our U.S. Army CECOM Rapid Response “R2” contract, including the delivery orders supporting our Assured Mobility Systems and Route Clearance Vehicle “RCV” Modernization Programs.

Operating income was $7.3 million for the second quarter of 2011 compared to $10 million in the second quarter of 2010. For the first six months, operating income was $14.2 million in 2011 compared to $18.6 million in 2010. The declines in operating income are primarily due to decreased revenues on our expiring R2 contract, including the task order supporting our RCV Modernization program, as well as decreased revenues on other contracts supporting our work overseas. Operating income was reduced by one-time costs related to our acquisition of WBI of $1.4 million in the second quarter of 2011 and $1.8 million in the first six months of 2011.

Net income was $4.2 million for the second quarter of 2011, or $.80 per share, compared to $6.1 million, or $1.18 per share for the second quarter of 2010.  Net income was $8.4 million for the first six months of 2011, or $1.60 per share, compared to $11.5 million, or $2.22 per share for the first six months of 2010.

Bookings were $240 million for the first six months of 2011 compared to $458 million for the first six months of 2010. Funded contract backlog at June 30, 2011 was $310 million, compared to $407 million at December 31, 2010. Federal budget constraints have affected the timeliness of awards in our market and the decrease in government funding activity has impacted our bookings and funded backlog in 2011.

We were awarded a contract in early June 2011 by the U.S. Postal Service to develop and deliver a more fuel efficient repowered gasoline prototype delivery vehicle for testing over a six month period. The truck prototype engine was designed, built and tested by our newly acquired subsidiary WBI. Upon completion, the USPS will evaluate the feasibility of adding the repowered, reduced emissions system to their truck fleet, which is the largest in the world.  The VSE/WBI team’s approach decreases development risks, reduces the implementation timeline, and enables the USPS to reduce its fuel costs.

Please refer to VSE Corporation’s Form 10-Q for the period ending June 30, 2011, which we expect to file with the U.S. Securities and Exchange Commission on or about August 1, 2011, for additional detail regarding our financial performance and the acquisition of WBI.

About VSE

VSE is a diversified federal services company of choice with over 52 years of experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management, consulting and supply chain management. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent reports filed with the Securities and Exchange Commission.

VSE Financial News Contact: Christine Peters -- (703) 329-3263.